Exhibit 23.1

KPMG Audit A division of KPMG S.A. 2, Avenue Gambetta CS60055 - 92066 Paris La Défense France	ERNST & YOUNG Audit 1/2, place des Saisons 92400 Courbevoie Paris-La Défense 1

TOTAL S.A.
Consent of Independent Registered Public Accounting Firms

TOTAL S.A. 2, place Jean Millier - La Défense 6 92400 Courbevoie
This report contains 2 pages

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TOTAL Holdings USA, Inc. 2019 Employee Shareholder Plan of:

(i)

our report dated March 14, 2018, with respect to the consolidated balance sheets of TOTAL S.A. and its subsidiaries as of December 31, 2017, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2017, and

(ii)	our report dated March 14, 2018, with respect to the effectiveness of TOTAL S.A. and its subsidiaries’ internal control over financial reporting as of December 31, 2017,

which reports appear in the Annual Report on Form 20-F of TOTAL S.A. for the year ended December 31, 2017 filed with the Securities and Exchange Commission, and to the reference to our firms under the heading "Selected Financial Data" in such Annual Report.

Paris-La Défense, February 28, 2019

KPMG Audit A division of KPMG S.A.		ERNST & YOUNG Audit

/s/ Jacques-François Lethu	/s/ Eric Jacquet	/s/ ERNST & YOUNG Audit
Jacques-François Lethu Partner	Eric Jacquet Partner